Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2005

The balances in the sub-accounts on deposit with the trustee as of December 31, 2005 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$26,952,635.32	$15,599,565.72
Capital Sub-Account	$2,525,570.88	$420,182.80
Overcollateralization Sub-Account	$420,695.58	$0.00
Reserve Sub-Account	$343,330.33	$0.00

REP Deposit Account *    $2,149,060.93

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.